Exhibit 10.2

Ness Tower
Atidim High-Tech Industrial Park
Building 4
Tel Aviv 61580, Israel

June 10, 2011

Dear Ofer:

The Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of Ness Technologies, Inc. (the “Company”) adopts annually a bonus plan for executives and other employees of the Company whose awards are contingent upon the Company’s performance for the fiscal year.  The Committee considers it essential to the best interests of the Company’s stockholders to attract and retain its senior executives and to appropriately incentivize such executives through the Company’s bonus plan and the Committee acknowledges that the Company’s revenue could be influenced by the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  Therefore, contingent on (1) your execution of this Agreement and (2) your being employed by the Company upon the completion of a Change of Control, other than as a result of termination of your employment with the Company by the Company without cause or by you for Good Reason (as defined below) at the time of completion of a Change of Control or within ninety (90) days prior thereto, the Company has determined that in the event of a Change in Control you will receive a cash payment of $650,000 (the “Base Bonus Payment”).  The Base Bonus Payment will be deemed earned upon the completion of a Change in Control and will be payable in a single lump sum on the date it is earned.

In addition to the Base Bonus Payment, in the event that the per share price paid in connection with the Change in Control is equal to or greater than $7.40, you shall be entitled to receive an additional cash payment of $150,000 (the “Additional Bonus Payment”), contingent on your being employed by the Company during the entire period commencing on the date hereof and ending six months subsequent to the completion of the Change in Control (the “Transition Period”), other than as a result of termination of your employment with the Company by the Company without cause or by you for Good Reason prior to the end of the Transition Period.  The Additional Bonus Payment will be deemed earned at the end of the Transition Period and will be payable in a single lump sum on the date it is earned.

Further, in the event of a Change in Control, your bonus under the 2011 Annual Bonus Plan, effective as of January 1, 2011 until December 31, 2011 (the “2011 Annual Bonus Plan”), will be awarded by the Committee on a quarterly rather than an annual basis, based upon your proportionate (pro-rata) achievement of the parameters set forth under your individualized 2011 Annual Bonus Plan schedules from January 1, 2011 to the end of the applicable quarterly period; provided, however, your performance will also be measured on a cumulative basis, meaning that a shortfall in one quarter may be made up and earned in a subsequent quarter if, on a year-to-date basis, you meet or exceed your cumulative proportionate performance criteria for such period.  For example, if you are deemed to earn 100% of your eligible bonus for the quarter ended March 31, 2011, but are deemed to earn only 50% of your eligible bonus for the quarter ending June 30, 2011, the payment you receive for the second quarter, taken together with your first quarter payment, would be equal to the amount earned for 75% achievement of your eligible bonus for the previous two quarters.  The Committee shall determine your percentage of achievement of your quarterly bonus within 30 days following the end of each of the first three quarters of 2011.  Your quarterly payments under the 2011 Annual Bonus Plan would be paid as follows: (i) the bonus deemed to be earned for any quarterly period ending 30 or more calendar days prior to the completion of a Change in Control would be paid upon the completion of the Change in Control; and (ii) the bonus deemed to be earned for later quarterly periods will be paid within 40 calendar days after the completion of the applicable quarterly period, except for the fourth quarter, which quarterly bonus shall be determined within 45 days following the end of 2011 and paid within 60 days thereof.

Please note that this letter agreement does not change any of the parameters set forth in your individualized 2011 Annual Bonus Plan schedule, the amount of your eligible bonus thereunder, or any other terms of the 2011 Annual Bonus Plan.  Additionally, in the interest of providing you with complete information as to your performance to date if viewed on a quarterly basis, the Committee has determined that you have earned 100% of your eligible bonus under the 2011 Annual Bonus Plan for the quarter ended March 31, 2011.

For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total combined voting power of the Company’s outstanding securities having a right to vote in the election of directors; (ii) the merger or consolidation of the Company with or into another entity, whether or not the Company is the surviving entity, unless the stockholders of the Company immediately prior to such merger or consolidation own, directly or indirectly, more than 50% of the total combined voting power of the surviving entity’s outstanding securities having a right to vote in the election of directors immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

For the purposes of this Agreement, “Good Reason” shall mean that one or more of the following actions occurred without your consent: (i) a material diminution in your compensation or benefits, viewed in the aggregate; (ii) a material diminution in your authority, duties or responsibilities with the Company; (iii) a relocation of the Company’s principal place of business further than 50 miles from its current location; or (iv) any other action or inaction that constitutes a material breach of the terms of your employment agreement by the Company.

In the event that part or all of the amounts paid to you under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to you, constitute “excess parachute payments” under Section 280G(b) of the Internal Revenue Code (the “Code”) subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to you or for your benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, you would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount.

If the determination made pursuant to the immediately preceding paragraph results in a reduction of the payments that would otherwise be paid to you except for the application of such paragraph, such reduction in payments due under this Agreement shall be first applied to reduce any cash payments that you would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting you to additional taxation under Section 409A of the Code.  Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to you or for you benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for his benefit in the future such amounts as become due to you under this Agreement.

It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of interest and/or any tax penalty that may be imposed under Section 409A of the Code.  You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.

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By executing this Agreement you accept and agree to the foregoing.  For avoidance of doubt, this Agreement supplements, and is not intended to supersede or replace, any prior agreements, arrangements and/or policies between the parties with respect to any incentive bonus arrangement or other payment you would be entitled to receive as a result of the Company’s completion of a Change of Control or the termination of your employment by the Company.

/s/ Morris Wolfson
Morris Wolfson

Chairman, Stock Option and Compensation Committee of the Board of Directors of Ness Technologies, Inc.

ACCEPTED AND AGREED TO:

/s/ Ofer Segev
OFER SEGEV